MALIZIA SPIDI & FISCH, PC
                                ATTORNEYS AT LAW

1100 NEW YORK AVENUE, N.W.                                      637 KENNARD ROAD
SUITE 340 WEST                                 STATE COLLEGE, PENNSYLVANIA 16801
WASHINGTON, D.C.  20005                                           (814) 466-6625
(202) 434-4660                                         FACSIMILE: (814) 466-6703
FACSIMILE: (202) 434-4661




October 3, 2002

Board of Directors
Fidelity Bancorp, Inc.
1009 Perry Highway
Pittsburgh, Pennsylvania 15237

Board of Directors
First Pennsylvania Savings Association
1729 Lowrie Street
Pittsburgh, Pennsylvania 15212-4398

Re: Merger Conversion of First Pennsylvania Savings Association into Fidelity Savings Bank, a subsidiary of Fidelity Bancorp, Inc.
     ----------------------------------------------------

Ladies and Gentlemen:

         You have requested this firm's opinion regarding certain federal income tax consequences arising from the following two integrated transactions: (i) the conversion of First Pennsylvania Savings Association, a Pennsylvania chartered mutual savings and loan association ("First Pennsylvania"), into a Pennsylvania chartered permanent reserve fund stock savings association (the "Conversion") in accordance with the applicable provisions of the regulations of the Office of Thrift Supervision (the "OTS") governing all savings associations (the
"Regulations") and the Pennsylvania Savings Associations Code of 1967 ("PA Code") and (ii) simultaneously therewith, the merger in accordance with the Regulations and the PA Code (the "Merger") of First Pennsylvania with and into Fidelity Savings Bank ("Fidelity Bank"), with Fidelity Bank to be the resulting institution (the "Resulting Institution"). The Conversion and Merger are hereinafter collectively referred to as the "Merger Conversion." Shares of common stock, par value $0.01 per share of Fidelity Bancorp, Inc. ("Fidelity Bancorp") ("Fidelity Common Stock"), the holding company of Fidelity Bank, will be offered for sale and issued in connection with the Merger Conversion. The Merger Conversion will be consummated pursuant to (i) the Amended and Restated Agreement and Plan of Merger Conversion (the "Agreement"), by Fidelity Bancorp, Fidelity Bank and First Pennsylvania and (ii) the Plan of Merger Conversion (the "Plan") between Fidelity Bank and First Pennsylvania. Both the Agreement and the Plan were entered into on September 17, 2002 by Fidelity Bank and Fidelity Bancorp and on September 24, 2002 by First Pennsylvania. The Agreement and the Plan are

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 2

attached as an exhibit thereto and unanimously approved by the Boards of Directors of First Pennsylvania and Fidelity Bank.

         We have examined the Agreement and the Plan and have made such other investigations as we have deemed relevant or necessary for the purposes of this opinion. In our examination of these documents, we have assumed the authenticity of those documents submitted to us as originals and the conformity to authentic original documents of any documents submitted to us as certified, conformed or reproduced copies.

         As to matters of fact which are material to this opinion, we have relied on, and have assumed the accuracy of (i) the representations and warranties made by First Pennsylvania, Fidelity Bancorp and Fidelity Bank in the Agreement and the Plan and (ii) the accuracy and completeness of the facts, information and representations contained in the registration statement (the "Prospectus") to be filed with the Securities and Exchange Commission ("SEC") to register the shares of Fidelity Common Stock (the "Conversion Stock") that will be issued upon consummation of the Merger Conversion. As to other matters of fact which are material to this opinion, we have relied upon certificates of officers of Fidelity Bancorp, Fidelity Bank and First Pennsylvania (the "Facts Certificates").

                            THE PROPOSED TRANSACTION

         As required by OTS regulations and the PA Code, shares of Conversion Stock will be offered pursuant to non-transferable subscription rights on the basis of preference categories. Fidelity Bank and First Pennsylvania have established various preference categories under which shares of Conversion Stock may be purchased and a Community Offering and a Public Offering category for the sale of shares not purchased under the preference categories. To the extent that Conversion Stock is available, no subscriber will be allowed to purchase less than 250 shares of Conversion Stock.

         As indicated above, the Agreement and Plan provide that, subject to the receipt of all required regulatory approvals, First Pennsylvania shall convert from the Pennsylvania mutual to the Pennsylvania stock form of organization and simultaneously merge with and into Fidelity Bank, with Fidelity Bank to be the resulting institution in accordance with the applicable provisions of the Regulations and the PA Code. Shares of the Conversion Stock will be offered for sale and issued in connection with the Merger Conversion. The aggregate price, per share price and number of shares of the Conversion Stock to be issued in the Merger Conversion shall be determined in accordance with the Plan. Members of First Pennsylvania and other persons shall receive the right to subscribe for shares of the Conversion Stock to be issued by Fidelity Bancorp in connection with the Merger Conversion in accordance with the Plan, the Regulations and the PA Code. Upon consummation of the Merger Conversion, the corporate existence of Fidelity Bank shall be continued, and the separate corporate existence of First Pennsylvania shall cease. The Merger

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 3

Conversion shall be accomplished in accordance with applicable statutes and regulations and the provisions of the Plan.

         Fidelity Bancorp, Fidelity Bank and First Pennsylvania shall cause to be prepared and filed all applications with government agencies which are necessary for consummation of the Merger Conversion, including, without limitation: (i) an Application for the Conversion on Form AC to be filed by First Pennsylvania with the OTS, (ii) the Interagency Bank Merger Application to be filed by Fidelity Bank with the FDIC, (iii) a registration statement (the "Registration Statement") with respect to the shares of the Conversion Stock to be issued in the Merger Conversion to be filed by Fidelity Bancorp with the SEC, and (iv) appropriate filings under the securities/blue sky laws of the various states.

         Upon approval of the Application for Conversion by the OTS and the declaration of effectiveness of Fidelity Bancorp's Registration Statement by the SEC, the Agreement and the Plan shall be submitted to the members of First Pennsylvania for their approval. Fidelity Bancorp has approved the Agreement and the Plan in its capacities as the sole stockholder of Fidelity Bank and the issuer of the Conversion Stock.

         Upon consummation of the Merger Conversion, all of the assets and property of every kind and character then owned by First Pennsylvania, or which would inure to First Pennsylvania, shall immediately by operation of law be vested in and become the property of Fidelity Bank, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by First Pennsylvania immediately prior to the consummation of the Merger Conversion. Upon consummation of the Merger Conversion, Fidelity Bank shall be deemed to be and shall be a continuation of the entity of First Pennsylvania and shall assume and succeed to all of such rights, obligations, duties and liabilities of First Pennsylvania.

         Upon consummation of the Merger Conversion, Fidelity Bank shall establish on its books a liquidation account in accordance with the Plan and
Section 563b.3(f) of the Regulations for the benefit of certain deposit account holders of First Pennsylvania who retain their deposit accounts in Fidelity Bank. The function of this liquidation account is to establish a priority on liquidation of Fidelity Bank, which priority shall be equal to that of all other liquidation accounts established by Fidelity Bank pursuant to the Regulations; the existence of any liquidation account shall not operate to restrict the use or application of any of the capital accounts of Fidelity Bank except as provided in the Plan and Section 563b.3(f) of the Regulations.

         In addition to the foregoing description of the proposed transaction, we have made the following factual assumptions in rendering the opinions hereinafter set forth:

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 4

         (a) The management of Fidelity Bancorp, Fidelity Bank and First Pennsylvania have no knowledge of any plan or intention on the part of First
Pennsylvania deposit account holders to withdraw from their deposit accounts subsequent to the proposed Merger Conversion an amount which would reduce their interest in the liquidation account established pursuant to the Plan to an amount which would have, in the aggregate, a value at the time of the proposed Merger Conversion of less than 50 percent of the aggregate interest which the members of First Pennsylvania had prior to the proposed transaction.

         (b) Neither Fidelity Bancorp nor Fidelity Bank has any plan or intention to sell or otherwise dispose of any of the assets of First Pennsylvania, except in the ordinary course of business.

         (c) Following the Merger Conversion, Fidelity Bank will continue the historic business of First Pennsylvania in a substantially similar nature.

         (d) The liabilities of First Pennsylvania to be assumed by Fidelity Bank and the liabilities to which the transferred assets of First Pennsylvania are subject arose in the ordinary course of business of First Pennsylvania.

         (e) There is no intercorporate indebtedness existing between Fidelity Bancorp, Fidelity Bank and First Pennsylvania, which was issued, acquired or will be settled at a discount.

         (f) The adjusted bases and the fair market value of the assets of First Pennsylvania to be transferred to Fidelity Bank will equal or exceed the sum of its liabilities assumed by Fidelity Bank plus the amount of the liabilities, if any, to which the transferred assets are subject.

         (g) Fidelity Bancorp has no current plan or intention to redeem or otherwise acquire any of the shares of the Conversion Stock to be issued in the proposed transaction.

         (h)  No  shares  of  the  Conversion   Stock  issued  in  the  proposed
transaction will be issued to or purchased by depositor-employees at a discount or as compensation in the proposed transaction.

         (i) No Eligible Account Holders or Supplemental Eligible Account Holders, as defined in the Plan, who maintain their deposit accounts after the Merger Conversion will be excluded from participating in the Liquidation Account.

         (j) The fair market value of the withdrawable deposit accounts plus interest in the Liquidation Account of Fidelity Bank to be received by First Pennsylvania members under the Plan will be, in each instance, equal to the fair market value of the withdrawable deposit accounts of First Pennsylvania surrendered in exchange therefor.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 5

         (k) At least 50% of the value of the members' proprietary interests in First Pennsylvania will be preserved as a proprietary interest received in exchange for their proprietary interests in Fidelity Bancorp. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger Conversion a redemption or acquisition of the Conversion Stock is made by Fidelity Bancorp or a person related to Fidelity Bancorp. Any reference to First Pennsylvania and Fidelity Bancorp includes a reference to any successor or predecessor of such corporation, except that First Pennsylvania is not treated as a predecessor to Fidelity Bancorp. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code") (without regard to the exceptions in Code Section 1504(b)) or they are related as described in Code Section 304(a)(2) (disregarding Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition.

         (l) No two parties to the transaction are investment companies as defined in sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (m) First Pennsylvania is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

         (n) Fidelity Bancorp, Fidelity Bank and First Pennsylvania will pay their respective expenses incurred in connection with the transaction, except that Fidelity Bank will pay all filing fees and reimburse First Pennsylvania for certain expenses incurred in connection with the Merger Conversion.

         (o) Immediately following the consummation of the Merger Conversion, Fidelity Bank will possess the same assets and liabilities as First Pennsylvania held immediately prior to the proposed transaction.

         (p) No cash or property will be given to any member of First Pennsylvania in lieu of subscription rights or an interest in the Liquidation Account of Fidelity Bank.

         (q) None of the compensation to be received by any deposit account holder-employees of First Pennsylvania will be separate consideration for, or allocable to, any of their deposits in First Pennsylvania. No interest in the Liquidation Account of Fidelity Bank will be received by any deposit account holder-employees as separate consideration for, or will otherwise be allocable to, any employment agreement, and the compensation paid to each deposit account holder-employee, during the twelve month period preceding or subsequent to the Merger Conversion, will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 6

         (r) The aggregate fair market value of the Qualifying Deposits held by Eligible Account Holders or Supplemental Eligible Account Holders (if applicable) as of the close of business on the Eligibility Record Date or Supplemental Eligibility Record Date (if applicable) entitled to interests in the Liquidation Account to be established by Fidelity Bank equalled or exceeded 99% of the aggregate fair market value of all savings accounts (including those accounts of less than $50.00) in First Pennsylvania as of the close of business on such date.

         (s) First Pennsylvania, Fidelity Bank and Fidelity Bancorp are business entities organized under a Federal or State statute which describes or refers to the entity as incorporated or as a corporation.

         (t) At the time of the proposed transaction, the fair market value of the assets of First Pennsylvania on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liability to which such assets are subject. First Pennsylvania will have a positive regulatory net worth at the time of the Merger Conversion.

                                    ANALYSIS

         Section 368(a) of the Code defines the various types of transactions which are considered to be "reorganizations" that are generally tax-free to the corporations involved. As discussed below, the Merger Conversion involves both an "F" reorganization which is applicable to the conversion of First Pennsylvania to stock form and an "A" reorganization which is applicable to the merger of First Pennsylvania with and into Fidelity Bank. It is the practice of the Internal Revenue Service (the "IRS") regarding conversion mergers to ignore the conversion step of the proposed transaction and to consider the two steps of such a transaction to be a valid "A" merger reorganization. These considerations are discussed below in greater detail.

                       TAX CONSEQUENCES OF THE CONVERSION

         Section 368(a)(1)(F) of the Code provides that a mere change in the identity, form or place of organization of one corporation, however effected, is a reorganization. In Rev. Rul. 80-105, 1980-1 C.B. 78, the IRS considered the federal income tax consequences of the conversion of a federal mutual savings and loan association to a state stock savings and loan association. The ruling concluded that the conversion qualified as a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Code. The rationale for this conclusion is not clearly expressed in the ruling, but two factors are stressed. First, the changes at the corporate level other than the place of organization and form of organization were regarded as insubstantial. The converted association continued its business in the same manner; it had the same savings accounts and loans. The converted association continued its membership in the Federal Savings and Loan Insurance Corporation ("FSLIC") and remained subject to the regulations of the Federal Home Loan

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 7

Bank Board ("FHLBB"). Second, the ruling states that the ownership rights of the depositors in the mutual company are more nominal than real. Although the ruling does not explain the significance of this statement, subsequent administrative interpretations have indicated that the IRS believes these nominal rights are preserved in the liquidation account that is typically established for the depositors' benefit. This approach enables the IRS to distinguish the tax treatment of conversion transactions from the tax treatment of acquisitive transactions in which mutual companies acquire stock companies. See Paulsen v.
                                                                      ----------
Commissioner, 469 U.S. 131 (1985); Rev. Rul. 69-6, 1969-1 C.B. 104.
------------
                         TAX CONSEQUENCES OF THE MERGER

         Section 368(a)(1)(A) of the Code defines the term "reorganization" to include a "statutory merger" of corporations such as the merger of First Pennsylvania with and into Fidelity Bank. Section 1.368-2(b)(1) of the Treasury Regulations provides that, in order to qualify as a reorganization under Section 368(a)(1)(A), a transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state or territory or the District of Columbia. The Agreement provides that the Merger will be accomplished in accordance with applicable laws, rules and regulations.

         Treasury Regulations and case law require that, in addition to the existence of statutory authority for a merger, certain other conditions must be satisfied in order to qualify a proposed transaction such as the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The "business purpose test," which requires a proposed merger to have a bona fide business purpose, must be satisfied. See Treasury Regulation Section 1.368-1(c). We believe that the Merger satisfies the business purpose test for the reasons set forth in the Prospectus regarding the Merger Conversion under the caption "The Merger Conversion - Business Purposes." The "continuity of business enterprise test" requires an acquiring corporation either to continue an acquired corporation's historic business or to use a significant portion of its historic business assets in a business. The policy underlying this rule, which is to ensure that reorganizations are limited to readjustments of continuing interests in property under modified corporate form, requires that the determination of compliance with the rule be based upon all of the relevant facts and circumstances. For example, on the issue of business continuity, the fact that Fidelity Bank is in the same line of business as First Pennsylvania tends to establish the requisite continuity, but is not alone sufficient. In addition, a corporation's historic business generally is the business it has conducted most recently. However, a corporation's historic business is not one that it enters into as part of the reorganization. See Treasury Regulation
Section 1.368-1(d). We believe that the continuity of business enterprise test is satisfied because the business conducted by First Pennsylvania immediately prior to the Merger Conversion, including the acceptance of deposits from the public and investment in mortgage loans, will continue to be conducted by Fidelity Bank following the proposed transaction.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 8

         The "continuity of interest doctrine" requires that the continuing common stock interest of the former owners of an acquired corporation, considered in the aggregate, represent a "substantial part" of the value of their former interest, and provide them with a "definite and substantial interest" in the affairs of the acquiring corporation or a corporation in control of the acquiring corporation. Paulsen v. Comm'r, 469 U.S. 131 (1985);
                                        -----------------
Helvering  v.  Minnesota  Tea Co.,  296 U.S.  378 (1935);  John A. Nelson Co. v.
---------------------------------
Helvering,  296 U.S. 374 (1935);  Southwest Natural Gas Co. v. Comm'r,  189 F.2d
                                  -----------------------------------
332 (5th Cir. 1951) , cert. denied, 342 U.S. 860 (1951). In the context of a merger conversion transaction, it is the current practice of the IRS to consider the continuity of ownership interest requirement to be satisfied if an acquired savings and loan association's account holders do not intend to withdraw an amount of their deposit accounts subsequent to the transaction which would reduce their interest in the acquiring company's liquidation account to an amount having, in the aggregate, a value of less than 50 percent of the aggregate interest which the members of the acquired company had prior to the proposed transaction. See Private Letter Ruling number 9049003, representation
(a). We have expressly set forth above our assumption, based upon the representations of First Pennsylvania, Fidelity Bancorp and Fidelity Bank, that this requirement regarding the preservation of the interest of the First Pennsylvania account holders in the liquidation account of Fidelity Bank will be satisfied following the Merger Conversion.

         There is no direct authority upon which we can rely in stating that a conversion to stock form of a mutual savings and loan association and sale of its stock to an acquiring holding company, followed immediately by the merger of the converted savings and loan association with another subsidiary of the acquiring holding company, qualifies as a valid "A" reorganization. However, the practice of the IRS is to ignore the conversion step in a conversion merger transaction and to consider the two steps of the transaction to constitute a valid "A" reorganization. See Private Letter Rulings numbered 9124024, 9049003, 9042058, 8952051 and 8843042.

         Private letter rulings do not represent binding legal authority upon which the parties in a proposed transaction may rely in resisting a challenge by the IRS as to the income tax consequences of a proposed transaction. See Section 6110(j)(3) of the Code. However, such rulings are evidence of the IRS current position regarding the matter in question and reflect its interpretation and analysis, with which we agree and upon which we base our response to your questions relative to the federal income tax consequences of the Merger Conversion.

                                    OPINIONS

 Based on the foregoing, our opinions are as follows:

         (1) The conversion of First Pennsylvania from a mutual savings and loan association to a stock savings and loan association will be ignored for federal income tax purposes. Provided that

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 9

the proposed merger of First Pennsylvania with and into Fidelity Bank qualifies as a statutory merger under applicable federal laws and regulations, the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Fidelity Bank and First Pennsylvania will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         (2) No gain or loss will be recognized to First Pennsylvania on the transfer of its assets to Fidelity Bank in exchange for deposit accounts and LiquidationAccounts in Fidelity Bank, and the assumption by Fidelity Bank of the liabilities of First Pennsylvania. See Sections 361(a) and 357(a) of the Code.

         (3) No gain or loss will be recognized by Fidelity Bank upon the receipt of the assets of First Pennsylvania in exchange for Fidelity Bank deposit accounts and liquidation accounts, and the assumption by Fidelity Bank of all of the liabilities of First Pennsylvania.

         (4) Fidelity Bancorp will recognize no gain or loss upon the receipt of money in exchange for shares of Conversion Stock on the sale of shares of the Conversion Stock in a Community Offering, Public Offering or through the exercise of the subscription rights. See Section 1032(a) of the Code.

         It is more likely than not that the fair market value of the subscription rights to purchase Conversion Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of Conversion Stock. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Conversion Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         Our opinion under paragraph 4 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraph 4 is based on the position that the subscription rights to purchase shares of Conversion Stock received by Eligible Account Holders and Supplemental Eligible Account Holders have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Conversion Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Conversion Stock have no value.

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 10


         If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Fidelity Bancorp and/or Fidelity Bank may be taxable on the distribution of the subscription rights.

         (5) The basis of the First Pennsylvania assets in the hands of Fidelity Bank immediately after the Merger Conversion will be the same as the basis of the assets in the hands of First Pennsylvania immediately prior to the Merger Conversion. See Section 362(b) of the Code.

         (6) The holding period of the First Pennsylvania assets in the hands of Fidelity Bank will include, in each instance, the period during which such assets were held by First Pennsylvania immediately prior to the Merger Conversion. See Section 1223(2) of the Code.

         (7) Fidelity Bank will succeed to and take into account those items of First Pennsylvania described in Section 381(c) of the Code. See Section 381(a) of the Code and Section 1.381(c)(2)-l of the Treasury Regulations. These items will be taken into account by Fidelity Bank, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

          (8) No gain or loss shall be recognized by the Eligible Account Holders, the Supplemental Eligible Account Holders and Other Members of First Pennsylvania on the issuance to them of withdrawable deposit accounts in Fidelity Bank plus interests in the Liquidation Account of Fidelity Bank and subscription rights in Conversion Stock in exchange for their withdrawable deposit accounts in First Pennsylvania (Section 354(a) of the Code).

         No opinion is expressed as to the tax treatment of the proposed transaction under the provisions of any of the other sections of the Code and Treasury Regulations which may also be applicable thereto, or under Federal law, or to the tax treatment of any conditions existing at the time of, or effects resulting from, the transactions which are not specifically covered by the items set forth above. Notwithstanding any reference to Code Section 381, no opinion is expressed or intended to be expressed herein as to the effect, if any, of this transaction on the continued existence of, the carryover or carryback of, or the limitation on, any net operating losses of the First Pennsylvania or its successor, Fidelity Bank, under the Code.

                                SCOPE OF OPINION

         Our opinion is limited to the Federal income tax matters described above and does not address any other Federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if changes in

MALIZIA SPIDI & FISCH, PC

Board of Directors
Fidelity Bancorp, Inc.
First Pennsylvania Savings Association
October 3, 2002
Page 11
the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and the IRS rulings, procedures, and other pronouncements published by the IRS. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the IRS, and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the IRS. However, we believe that a court, if such issues were litigated, is more likely than not to concur with our opinion.

         Further, the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

                                 USE OF OPINION

         This opinion is given solely for the benefit of the parties to the Plan and the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members and those who purchase Conversion Stock pursuant to the Plan and may not be relied upon by any other party or entity or referred to in any document without our express written consent.

                                     CONSENT

         We hereby consent to the filing of this opinion as an exhibit to the OTS Application for Approval of Conversion to be filed by First Pennsylvania and Fidelity Bank with the Office of Thrift Supervision, the Interagency Bank Merger Application by Fidelity Bank filed with FDIC and Fidelity Bancorp's Registration Statement with the Securities and Exchange Commission on Form S-1 and to the references to our firm in the applications and the prospectus. We express no opinions other than those stated immediately above as our opinions.

                                            Very truly yours,


                                            /s/Malizia Spidi & Fisch, PC
                                            ------------------------------------
                                            Malizia Spidi & Fisch, PC